April 23, 2013                                                                                                                     FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary First Quarter Earnings of
$0.60 Per Diluted Common Share

Preliminary Financial Results for the Quarter Ended March 31, 2013:

•
Asset Quality: Non-performing assets and potential problem loans, excluding those covered by FDIC loss sharing agreements, totaled $112.1 million at March 31, 2013, a decrease of $9.9 million from December 31, 2012, and a decrease of $18.9 million from March 31, 2012. Non-performing assets, excluding FDIC-covered non-performing assets, at March 31, 2013, were $73.0 million, an increase of $388,000 from $72.6 million at December 31, 2012, and an increase of $3.1 million from $69.9 million at March 31, 2012.  Non-performing assets were 1.81% of total assets at March 31, 2013, compared to 1.84% at December 31, 2012, and 1.81% at March 31, 2012.  Net charge-offs were $8.3 million for the quarter ended March 31, 2013.  $2.2 million of the net charge-off total for the quarter was related to loans covered by the loss sharing agreements with the FDIC.  Under these agreements, the FDIC will reimburse the Bank for 80% of the losses, resulting in the Bank only realizing a 20% loss on the $2.2 million of charge-offs on covered loans.

•
Total Loans:  Total gross loans, including FDIC-covered loans, increased $15.5 million from December 31, 2012, to March 31, 2013.  Decreases in the FDIC-covered loan portfolios totaled $35.9 million.  Excluding covered loans and mortgage loans held for sale, total loans increased $52.2 million from December 31, 2012, to March 31, 2013, primarily in the areas of commercial real estate loans, commercial business loans, consumer loans and other residential loans, partially offset by a decrease in one-to four-family residential loans.

•
Net Interest Income: Net interest income for the first quarter of 2013 increased $5.3 million to $42.1 million compared to $36.8 million for the first quarter of 2012. Net interest margin was 4.76% for the quarter ended March 31, 2013, compared to 4.29% for the first quarter in 2012 and 5.01% for the quarter ended December 31, 2012.  These changes were primarily the result of variations in the yield accretion on acquired loans due to improvements in expected cash flows in the 2013 period when compared to the first quarter 2012 period. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 118 basis points for the quarter ended March 31, 2013, 72 basis points for the quarter ended March 31, 2012, and 135 basis points for the quarter ended December 31, 2012.  For further discussion on the additional yield accretion of the discount on acquired loan pools, see the “Net Interest Income” section of this release.

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the “well capitalized” thresholds established by regulators. On a preliminary basis, as of March 31, 2013, the Company’s Tier 1 leverage ratio was 9.6%, Tier 1 risk-based capital ratio was 15.7%, and total risk-based capital ratio was 17.0%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the quarter ended March 31, 2013, were $0.60 per diluted common share ($8.2 million available to common shareholders) compared to $0.54 per diluted common share ($7.4 million available to common shareholders) for the quarter ended March 31, 2012.

For the quarter ended March 31, 2013, annualized return on average equity was 10.55%; annualized return on average assets was 0.84%; and net interest margin was 4.76% compared to 10.96%, 0.78% and 4.29%, respectively, for the quarter ended March 31, 2012.

President and CEO Joseph W. Turner commented, “We are pleased with our first quarter performance.  Earnings were solid at $0.60 per diluted share, overall asset quality improved and net loans increased $16 million.  Excluding covered loans and mortgages held for sale, total loans increased $52 million from December 31, 2012. We continue to see signs of improvement in loan demand in some of our markets, but competition remains significant.  With our strong capital and liquidity levels, we are well-positioned to lend as economic conditions improve. We have added lending staff in several key markets, including Des Moines, Omaha, and Kansas City.

“Overall, nonperforming assets and potential problem loans (excluding FDIC covered assets) have decreased by $9.9 million from the end of 2012. The resolution of nonperforming assets continues to be a priority. For the quarter ended March 31, 2013, the provision for loan losses was $8.2 million, which was comprised of $6.0 million related to the legacy loan portfolio and $2.2 million related to the covered portfolio.  We will recover 80% of the $2.2 million from the FDIC and recorded a receivable for this in the first quarter of 2013.

“We anticipate that the provision for loan losses will generally be in line with charge-off levels; however, the level of our allowance for loan losses may decrease if asset quality improves.  Based on our current assessment of the loan portfolio, we believe that provision expenses and net charge-offs in 2013 will likely be less than those in 2012 with respective decreases more pronounced in the second half of  the year.  As we’ve noted previously, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are somewhat difficult to predict.”

Turner continued, “Since the end of 2012, total deposits increased by approximately $67 million primarily due to attracting new checking deposit customers throughout the Company’s six-state footprint. Our deposit mix continues to trend towards lower-cost transaction accounts and the cost of deposits continues to decrease.  At the end of the first quarter, the average cost of all deposits was 0.47% as compared to 0.54% at December 31, 2012.

“We look forward to the remainder of 2013 as we celebrate our 90th year of serving and meeting the needs of our customers.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended March 31,
	2013	2012
Net interest income	$42,132	$36,773
Provision for loan losses	8,225	10,077
Non-interest income	2,924	6,087
Non-interest expense	26,942	24,984
Provision for income taxes	1,495	661
Net income from continuing operations	8,394	7,138
Income from discontinued operations, net of tax	—	359
Net income	$8,394	$7,497

Net income available to common shareholders	$8,249	$7,353
Earnings per diluted common share	$0.60	$0.54
Earnings from continuing operations per diluted common share	$0.60	$0.52

NET INTEREST INCOME

Net interest income for the first quarter of 2013 increased $5.3 million to $42.1 million compared to $36.8 million for the first quarter of 2012. Net interest margin was 4.76% in the first quarter of 2013, compared to 4.29% in the same period of 2012, an increase of 47 basis points.  The average interest rate spread was 4.69% for the quarter ended March 31, 2013, compared to 4.16% for the quarter ended March 31, 2012. For the quarter ended March 31, 2013, the average interest rate spread decreased 26 basis points compared to the average interest rate spread of 4.95% in the quarter ended December 31, 2012.  This decrease was primarily due to a 32 basis point decrease in average yield on loans receivable and a 14 basis point decrease in average yield on investment securities, partially offset by a seven basis point decrease in average yield on deposits and a six basis point decrease in average yield on subordinated debentures issued to capital trust.

The Company’s net interest margin was significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011 and 2012 FDIC-assisted transactions. On an on-going basis the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates have increased, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the fourth quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter. The impact of these adjustments on the Company’s financial results for the reporting periods presented is shown below:

	Three Months Ended
	March 31, 2013		March 31, 2012
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$10,433	118 bps	$6,163	72 bps
Non-interest income	(8,335)		(4,531)
Net impact to pre-tax income	$2,098		$1,632

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $23.6 million and the remaining adjustment to the indemnification assets that will affect non-interest income (expense) is $(18.4) million. Of the remaining adjustments, we expect to recognize $12.3 million of interest income and $(10.8) million of non-interest income (expense) in the remainder of 2013.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin increased one basis point when compared to the year-ago quarter, and decreased eight basis points when compared to the fourth quarter of 2012.  Decreases in the yield on loans and investments, excluding the yield accretion income discussed above, when compared to the year-ago quarter, were offset by the positive effects of the lower deposit costs and lower rates on short-term borrowings.  In many cases, new loans originated are at rates which are lower than the rates on existing loans and loans being paid down or paid off.  During 2012 and 2013, lower-rate transaction deposits increased as customers added to existing accounts or new customer accounts were opened, while higher-rate brokered deposits decreased and retail time deposits renewed at lower rates of interest.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended March 31, 2013, non-interest income decreased $3.2 million when compared to the quarter ended March 31, 2012, primarily as a result of the following items:

•
Amortization of income related to business acquisitions:  There was a larger decrease to non-interest income from amortization related to business acquisitions compared to the prior year quarter.  The net amortization, an amount which reduces non-interest income, increased $4.1 million from the prior year quarter.  As described above in the net interest income section, due to the increase in cash flows expected to be collected from the TeamBank, Vantus Bank, Sun Security Bank and InterBank FDIC-covered loan portfolios, $8.3 million of amortization (decrease in non-interest income) was recorded in the quarter ended March 31, 2013.  This amortization (decrease in non-interest income) amount was up $3.8 million from the $4.5 million that was recorded in the quarter ended March 31, 2012, relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC.  Offsetting this, the Bank had additional income from the accretion of the discount on the indemnification assets related to the FDIC-assisted acquisition involving InterBank, which was completed in April 2012.  Income from the accretion of the discount related to all of the acquisitions was $1.1 million for the quarter ended March 31, 2013, compared to $2.7 million for the three months ended March 31, 2012.  In addition, as noted in the “Asset Quality” discussion on page one, and the “Provision for Loans Losses and Allowance for Loan Losses” section below, the Bank recorded a loan loss provision of $2.2 million related to FDIC-covered loans during the quarter ended March 31, 2013.  Under the loss sharing agreements, the FDIC will reimburse the Bank for 80% of the losses, so the Bank has recorded income of approximately $1.8 million for that expected reimbursement.

•
Other income:   Other income increased $591,000 compared to the prior year.  The Bank received a payment of approximately $480,000 from MasterCard due to increased volume of debit card usage.  Depending on usage levels, the Bank could receive future payments from MasterCard.  In addition, the Bank sold a parcel of real estate that had been previously acquired as a possible branch location at a gain of approximately $730,000.  In the first quarter 2012, the Bank sold or utilized several state tax credits that resulted in a gain of $885,000, with no similar gain in the first quarter of 2013.

•
Gains on sales of single-family loans: Gains on sales of single-family loans increased $279,000 compared to the prior year quarter.  This was due to an increase in originations of fixed-rate loans due to lower fixed rates, which were then sold in the secondary market.

NON-INTEREST EXPENSE

For the quarter ended March 31, 2013, non-interest expense increased $2.0 million to $27.0 million, when compared to the quarter ended March 31, 2012.  The increase was primarily due to the following items:

•
InterBank FDIC-assisted acquisition:  Non-interest expense increased $673,000 for the quarter ended March 31, 2013, when compared to the quarter ended March 31, 2012, due to operating costs related to the operations acquired in the FDIC-assisted acquisition involving the former InterBank on April 27, 2012.  This amount included salaries and benefits of $212,000, occupancy expense of $167,000, and rent and leases expense of $107,000.

•
Salaries and employee benefits:  Salaries and employee benefits increased $685,000 compared to the prior year quarter.  As noted above, $212,000 of the increase is due to the salaries related to the former InterBank banking centers.  The remaining increase is due to continued internal growth of the Company and the increased number of employees, and salary increases for existing employees.

•
Foreclosure-related expenses:  Expenses on foreclosed assets increased $616,000 for the quarter ended March 31, 2013, when compared to the quarter ended March 31, 2012, due primarily to increases in the write-downs of carrying values of foreclosed assets and losses on sales of assets.

•
Net occupancy expense:  Net occupancy expense increased $433,000 compared to the prior year quarter.  As noted above, $167,000 of the increase is due to the expenses related to the former InterBank locations.  $51,000 of the increase is due to additional occupancy expense related to the Olathe, Kan., and West Republic Road, Springfield, Mo., banking centers which were new locations that replaced existing locations during 2012.

•
Partnership tax credit:  The partnership tax credit expense increased $220,000 from the prior year quarter.  The Company has invested in certain federal low-income housing tax credits and federal new market tax credits.  These credits are typically purchased at 70-90% of the amount of the credit and are generally utilized to offset taxes payable over ten-year and seven-year periods, respectively.  During the quarter ended March 31, 2013, tax credits used to reduce the Company’s tax expense totaled $1.9 million, up $275,000 from $1.6 million for the quarter ended March 31, 2012.  These tax credits resulted in corresponding amortization expense of $1.4 million during the quarter ended March 31, 2013, up $220,000 from $1.2 million for the quarter ended March 31, 2012. The net result of these transactions was an increase to non-interest expense and a decrease to income tax expense, which positively impacted the Company’s effective tax rate, but negatively impacted the Company’s non-interest expense and efficiency ratio.

The Company’s efficiency ratio for the quarter ended March 31, 2013, was 59.80% compared to 59.26% for the same quarter in 2012.  The increase in the ratio in the 2013 three-month period was primarily due to the increases in non-interest expense.  The Company’s ratio of non-interest expense to average assets decreased from 2.79% for the quarter ended March 31, 2012, to 2.69% for the quarter ended March 31, 2013.  Average assets for the quarter ended March 31, 2013, increased $149.8 million, or 3.9%, from the quarter ended March 31, 2012.

INCOME TAXES

For the quarter ended March 31, 2013, the Company’s effective tax rate was 15.1%, which was lower than the statutory federal tax rate of 35%, due primarily to the effects of the tax credits discussed above and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate.  In future periods, the Company expects its effective tax rate typically will be approximately 12%-18% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits. The Company’s effective tax rate may fluctuate as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pretax income.

CAPITAL

As of March 31, 2013, total stockholders’ equity was $375.9 million (9.3% of total assets). As of March 31, 2013, common stockholders’ equity was $318.0 million (7.9% of total assets), equivalent to a book value of $23.36 per common share. Total stockholders’ equity at December 31, 2012, was $369.9 million (9.4% of total assets). As of December 31, 2012, common stockholders’ equity was $311.9 million (7.9% of total assets), equivalent to a book value of $22.94 per common share.  At March 31, 2013, the Company’s tangible common equity to total assets ratio was 7.7%, compared to 7.7% at December 31, 2012. The tangible common equity to total risk-weighted assets ratio was 12.8% at March 31, 2013, compared to 12.7% at December 31, 2012.

As of March 31, 2013, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of March 31, 2013, the Company’s Tier 1 leverage ratio was 9.6%, Tier 1 risk-based capital ratio was 15.7%, and total risk-based capital ratio was 17.0%. On March 31, 2013, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 9.0%, Tier 1 risk-based capital ratio was 14.8%, and total risk-based capital ratio was 16.0%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury’s Small Business Lending Fund (SBLF).  Through the SBLF, in August 2011, the Company issued a new series of preferred stock totaling $57.9 million to the Treasury.  The dividend rate on the SBLF preferred stock for the first quarter of 2013 was 1.0% and the Company currently expects the dividend rate for the second quarter of 2013 to be approximately 1.0%.

Stock Repurchase Plan: The Company’s common stock repurchase plan, which was approved November 15, 2006, authorizes the repurchase of up to 700,000 shares of the Company’s common stock. Approximately 396,000 shares remain available to be repurchased under this plan. The Company intends to continue its stock buy-back program from time to time as long as repurchasing the stock contributes to the overall growth of shareholder value. The number of shares of stock that will be repurchased at any particular time and the prices that will be paid are subject to many factors, several of which are outside the control of the Company. The primary factors, however, are the number of shares available in the market from sellers at any given time, the price of the stock within the market as determined by the market, and the projected impact on the Company’s earnings per share and capital.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses for the quarter ended March 31, 2013, decreased $1.9 million to $8.2 million when compared with the quarter ended March 31, 2012.  The provision for loan losses increased $439,000 compared to the quarter ended December 31, 2012.  At March 31, 2013, the allowance for loan losses was $40.5 million, a decrease of $101,000 from December 31, 2012.  Total net charge-offs were $8.3 million and $9.8 million for the quarters ended March 31, 2013 and 2012, respectively.  Excluding those related to loans covered by loss sharing agreements, net charge-offs were $6.1 million, with three relationships making up $4.2 million of the net charge-off total for the quarter ended March 31, 2013. The remaining $2.2 million of the net charge-off total for the quarter ended March 31, 2013 was related to loans covered by the loss sharing agreements with the FDIC.  Under these agreements, the FDIC will reimburse the Bank for 80% of the losses, so the Bank recognized a net loss of 20% of the $2.2 million of charge-offs on covered loans.  General market conditions, and more specifically, real estate, absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  Based on the Company’s current assessment of these factors and their expected impact on the loan portfolio, management believes that provision expenses and net charge-offs in 2013 will likely be less than those in 2012 with respective decreases more pronounced in the second half of  the year.  As noted previously, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are somewhat difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank’s allowance for loan losses as a percentage of total loans, excluding loans covered by the FDIC loss sharing agreements, was 2.15%, 2.21% and 2.30% at March 31, 2013, December 31, 2012, and March 31, 2012, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company’s loan portfolio at March 31, 2013, based on recent reviews of the Company’s loan portfolio and current economic conditions. If economic conditions remain weak or deteriorate further, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets, are not included in the totals and in the discussion below of non-performing loans, potential problem loans and foreclosed assets due to the respective loss sharing agreements with the FDIC, which cover at least 80% of principal losses that may be incurred in these portfolios.  In addition, FDIC-supported TeamBank, Vantus Bank, Sun Security Bank and InterBank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, October 7, 2011, and April 27, 2012, respectively.  The overall performance of the FDIC-covered loan pools has been better than expectations as of the acquisition dates.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at March 31, 2013, were $73.0 million, an increase of $388,000 from $72.6 million at December 31, 2012.  Non-performing assets as a percentage of total assets were 1.81% at March 31, 2013, compared to 1.84% at December 31, 2012.

Compared to December 31, 2012, non-performing loans increased $2.7 million to $25.2 million and foreclosed assets decreased $2.3 million to $47.8 million.  Commercial real estate loans comprised $9.4 million, or 37.5%, of the total $25.2 million of non-performing loans at March 31, 2013, an increase of $1.1 million from December 31, 2012.  Non-performing other commercial loans increased $1.0 million in the three months ended March 31, 2013, and were $7.2 million, or 28.7%, of the total non-performing loans at March 31, 2013.  Non-performing other residential loans comprised $3.8 million, or 15.2%, of the total non-performing loans at March 31, 2013, an increase from $0 at December 31, 2012.  Non-performing one-to four-family residential loans decreased $1.4 million in the three months ended March 31, 2013, and were $3.0 million, or 12.1%, of the total non-performing loans at March 31, 2013.

Compared to December 31, 2012, potential problem loans decreased $10.3 million, or 20.8%. This decrease was due to $5.5 million in loans being removed from potential problem loans, $3.6 million in loans transferred to foreclosed assets, $3.2 million in charge-offs, $2.3 million in loans transferred to non-performing and $1.6 million in payments on potential problem loans, partially offset by the addition of $5.9 million of loans to potential problem loans.

Activity in the non-performing loans category during the quarter ended March 31, 2013, was as follows:

	Beginning Balance, January 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	2	—	—	—	—	—	—	2
Land development	2,471	258	—	—	(2,087)	—	(7)	635
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	4,409	223	—	(387)	(502)	(597)	(101)	3,045
Other residential	--	3,822	—	—	—	—	—	3,822
Commercial real estate	8,324	3,276	—	—	(468)	(1,437)	(254)	9,441
Other commercial	6,248	1,565	—	—	(107)	(348)	(135)	7,223
Consumer	1,024	465	(288)	—	(17)	(55)	(100)	1,029

Total	$22,478	$9,609	$(288)	$(387)	$(3,181)	$(2,437)	$(597)	$25,197

At March 31, 2013, the commercial real estate category included 13 loans, six of which were added during the quarter. The largest relationship in this category is comprised of four loans totaling $7.6 million, or 80.2%, of the total category, and is collateralized by three hotel buildings.  Two of these loans totaling $5.7 million, were classified as non-performing in a previous quarter.  The other commercial category included nine loans, three of which were added during the quarter.  The largest relationship in this category, part of which was added during the previous quarter and part of which was added during the current quarter, was $4.1 million, or 56.5% of the total category, and is collateralized by property in the Branson, Mo., area.  The other residential category included one loan which was added during the quarter.  That loan was $3.8 million, and is collateralized by condominiums in the Branson, Mo., area.  The one- to four-family residential category included 29 loans, three of which were added during the quarter.

Activity in the potential problem loans category during the quarter ended March 31, 2013, was as follows:

	Beginning Balance, January 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	1,652	—	(76)	—	—	—	(4)	1,572
Land development	8,814	—	—	—	—	—	—	8,814
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	5,386	387	(959)	—	(105)	(244)	(699)	3,766
Other residential	8,487	851	(4,414)	—	—	(1,895)	—	3,029
Commercial real estate	21,913	3,807	—	(780)	(3,500)	(1,013)	(877)	19,550
Other commercial	3,042	855	—	(1,472)	—	(83)	(5)	2,337
Consumer	129	—	(56)	(5)	—	—	(15)	53

Total	$49,423	$5,900	$(5,505)	$(2,257)	$(3,605)	$(3,235)	$(1,600)	$39,121

At March 31, 2013, the commercial real estate category of potential problem loans included 13 loans.  The largest relationship in this category, which was added during a prior quarter, had a balance of $5.0 million, or 25.6% of the total category.  The relationship was collateralized by properties located in southwest Missouri. The second largest relationship in this category, a portion of which was added during the current quarter, had a balance of $5.0 million, or 25.5% and was collateralized by hotel buildings.  The land development category included seven loans, none of which were added during the current quarter.  The largest relationship in this category, which was added during the previous quarter, totaled $6.0 million, or 67.9% of the total category, and was collateralized by property located in the Branson, Mo. area. The one- to four-family residential category included 33 loans, two of which were added during the current quarter. The largest relationship in this category, which was added during the quarter ended March 31, 2012, and included 13 loans, totaled $1.1 million, or 28.7% of the total category, and was collateralized by over 30 separate properties located in southwest Missouri.  The other residential category included three loans, one of which was added during the current quarter.  The largest relationship in this category, which was added during a previous quarter, totaled $1.5 million, or 48.2% of the total category, and was collateralized by properties located in the Branson, Mo., area.

Activity in foreclosed assets, excluding $17.4 million in foreclosed assets covered by FDIC loss sharing agreements, during the quarter ended March 31, 2013, was as follows:

	Beginning Balance, January 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, March 31
	(In thousands)

One-to four-family construction	$627	$—	$(303)	$—	$—	$324
Subdivision construction	17,147	—	(1,263)	31	(192)	15,723
Land development	14,058	2,087	(758)	45	—	15,432
Commercial construction	6,511	—	(2,746)	—	—	3,765
One- to four-family residential	1,200	607	(361)	—	(28)	1,418
Other residential	7,232	—	—	—	—	7,232
Commercial real estate	2,738	3,968	(3,538)	—	—	3,168
Commercial business	160	—	(34)	—	—	126
Consumer	471	628	(474)	—	—	625

Total	$50,144	$7,290	$(9,477)	$76	$(220)	$47,813

At March 31, 2013, the subdivision construction category of foreclosed assets included 40 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $3.4 million, or 21.9% of the total category.  Of the total dollar amount in the subdivision construction category, 14.6% and 13.7% is located in Branson, Mo., and Springfield, Mo., respectively. The land development category of foreclosed assets included 24 properties, the largest of which was located in northwest Arkansas and had a balance of $2.3 million, or 14.8% of the total category.  Of the total dollar amount in the land development category, 52.7% and 34.8% was located in northwest Arkansas and in the Branson, Mo., area, respectively, including the largest property previously mentioned.  The other residential category of foreclosed assets included 19 properties, 16 of which were all part of the same condominium community, which was located in Branson, Mo. and had a balance of $2.7 million, or 38.0% of the total category.  Of the total dollar amount in the other residential category, 76.7% was located in the Branson, Mo., area, including the largest property previously mentioned.

BUSINESS INITIATIVES

Several initiatives have been completed or are underway related to the Company’s banking center network. In March 2013, a new banking center in Downtown Springfield opened, which replaced a leased facility two blocks away. Great Southern operated from this new location at 331 South Ave. in the 1960’s through the 1980’s. Construction will be underway soon to build a full-service banking center in a commercial district in Omaha, Neb. In addition to the banking center, a commercial lending team will be housed in this facility. The facility is expected to be open in fall 2013. The Company currently operates three banking centers in the Omaha metropolitan area – two in Bellevue and one in Fort Calhoun. In Maple Grove, Minn., the Company recently purchased property for a new banking center site. Expected to open in late 2013, the new banking center will replace the leased banking center at 13601 80th Cir. N., which is a short distance away. The Company also purchased a commercial building and lot in Ava, Mo., which will replace the current bank-owned property at 101 N. Jefferson less than a mile away.  This location is also expected to open in the fall 2013.

In January 2013, the Company introduced Mobile Check Deposit, a smartphone application-based service enabling customers to conveniently deposit a paper check to their checking account by utilizing a smartphone camera.  A new and more interactive Company web site, www.GreatSouthernBank.com, is expected to be launched at the end of April 2013.

Great Southern Bancorp, Inc. will hold its 24th Annual Meeting of Shareholders at 10:00 a.m. CDT on Wednesday, May 15, 2013, at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Mo.  Holders of Great Southern Bancorp, Inc. common stock at the close of business on the record date, March 1, 2013, can vote at the annual meeting, either in person or by proxy. Material to be presented at the Annual Meeting will be available on the Company’s website, www.GreatSouthernBank.com, prior to the start of the meeting.

The common stock of Great Southern Bancorp, Inc., is listed on the Nasdaq Global Select Market under the symbol “GSBC”. The last reported sale price of GSBC common stock in the quarter ended March 31, 2013, was $24.39. Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 107 banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company’s market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vi) the Company’s ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) demand for loans and deposits in the Company’s market areas; (ix) legislative or regulatory changes that adversely affect the Company’s business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers’ responses thereto; (x) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xi) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xii) the uncertainties arising from the Company’s participation in the Small Business Lending Fund (“SBLF”), including uncertainties concerning the potential future redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiii) costs and effects of litigation, including settlements and judgments; and (xiv) competition.  The Company wishes to advise readers that the factors listed above and other risks described from time to time in the company’s filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three months ended March 31, 2013, and 2012, are not necessarily indicative of the results of operations which may be expected for the full year or any future period.

	March 31,	December 31,
	2013	2012
Selected Financial Condition Data:	(In thousands)

Total assets	$4,037,037	$3,955,182
Loans receivable, gross	2,375,757	2,360,287
Allowance for loan losses	40,548	40,649
Foreclosed assets, net	65,258	68,874
Available-for-sale securities, at fair value	814,716	807,010
Deposits	3,219,764	3,153,193
Total borrowings	402,721	391,114
Total stockholders’ equity	375,893	369,874
Common stockholders’ equity	317,950	311,931
Non-performing assets (excluding FDIC-covered assets)	73,010	72,622

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$47,356	$44,677	$50,451
Interest expense	5,224	7,904	5,824
Net interest income	42,132	36,773	44,627
Provision for loan losses	8,225	10,077	7,786
Non-interest income	2,924	6,087	1,981
Non-interest expense	26,942	24,984	30,267
Provision for income taxes	1,495	661	176
Net income from continuing operations	8,394	7,138	8,379
Income from discontinued operations	—	359	4,070
Net income	$8,394	$7,497	$12,449
Net income available-to-common shareholders	$8,249	$7,353	$12,281

			At or For the
	At or For the Three Months Ended		Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.60	$0.54	$0.90
Net income from continuing operations (fully diluted)	$0.60	$0.52	$0.60
Book value	$23.36	$20.27	$22.94

Earnings Performance Ratios: (includes discontinued operations)
Annualized return on average assets	0.84%	0.78%	1.25%
Annualized return on average stockholders’ equity	10.55%	10.96%	16.03%
Net interest margin	4.76%	4.29%	5.01%
Average interest rate spread	4.69%	4.16%	4.95%
Efficiency ratio	59.80%	59.26%	58.30%
Non-interest expense to average total assets	2.69%	2.79%	3.17%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	2.15%	2.30%	2.21%
Non-performing assets to period-end assets	1.81%	1.81%	1.84%
Non-performing loans to period-end loans	1.05%	1.12%	0.94%
Annualized net charge-offs to average loans	1.76%	2.00%	1.60%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	March 31, 2013	December 31, 2012
Assets

Cash	$88,319	$107,949
Interest-bearing deposits in other financial institutions	392,954	295,855
Federal funds sold	—	337
Cash and cash equivalents	481,273	404,141

Available-for-sale securities	814,716	807,010
Held-to-maturity securities	920	920
Mortgage loans held for sale	27,764	26,829
Loans receivable (1), net of allowance for loan losses of $40,548 – March 2013; $40,649 - December 2012	2,335,209	2,319,638
FDIC indemnification asset	98,106	117,263
Interest receivable	12,432	12,755
Prepaid expenses and other assets	83,831	79,560
Foreclosed assets held for sale (2), net	65,258	68,874
Premises and equipment, net	101,934	102,286
Goodwill and other intangible assets	5,504	5,811
Federal Home Loan Bank stock	10,090	10,095
Total Assets	$4,037,037	$3,955,182

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$3,219,764	$3,153,193
Federal Home Loan Bank advances	126,401	126,730
Securities sold under reverse repurchase agreements with customers	191,702	179,644
Structured repurchase agreements	53,026	53,039
Short-term borrowings	663	772
Subordinated debentures issued to capital trust	30,929	30,929
Accrued interest payable	1,265	1,322
Advances from borrowers for taxes and insurance	3,687	2,154
Accounts payable and accrued expenses	15,485	12,128
Current and deferred income taxes	18,222	25,397
Total Liabilities	3,661,144	3,585,308

Stockholders’ Equity
Capital stock
Serial preferred stock - SBLF, $.01 par value; authorized 1,000,000 shares; issued and outstanding 2013 and 2012 – 57,943 shares	57,943	57,943
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2013 – 13,612,846 shares; December 2012 – 13,596,335 shares	136	136
Additional paid-in capital	18,597	18,394
Retained earnings	282,762	276,751
Accumulated other comprehensive gain	16,455	16,650
Total Stockholders’ Equity	375,893	369,874

Total Liabilities and Stockholders’ Equity	$4,037,037	$3,955,182

(1)	At March 31, 2013 and December 31, 2012, includes loans, net of discounts, totaling $488.0 million and $523.8 million, respectively, which are subject to FDIC support through loss sharing agreements.
(2)
At March 31, 2013 and December 31, 2012, includes foreclosed assets, net of discounts, totaling $17.4 million and $18.7 million, respectively, which are subject to FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Interest Income
Loans	$42,778	$37,897	$45,591
Investment securities and other	4,578	6,780	4,860
	47,356	44,677	50,451
Interest Expense
Deposits	3,527	5,784	4,058
Federal Home Loan Bank advances	974	1,274	1,001
Short-term borrowings and repurchase agreements	583	687	617
Subordinated debentures issued to capital trust	140	159	148
	5,224	7,904	5,824

Net Interest Income	42,132	36,773	44,627
Provision for Loan Losses	8,225	10,077	7,786
Net Interest Income After Provision for Loan Losses	33,907	26,696	36,841

Noninterest Income
Commissions	328	274	267
Service charges and ATM fees	4,427	4,492	4,815
Net gains on loan sales	1,429	1,150	1,855
Net realized gains on sales of available-for-sale securities	34	28	618
Recognized impairments of available-for-sale securities	—	—	(418)
Late charges and fees on loans	300	173	422
Net change in interest rate swap fair value	61	96	86
Accretion (amortization) of income related to business acquisitions	(5,868)	(1,748)	(6,546)
Other income	2,213	1,622	882
	2,924	6,087	1,981

Noninterest Expense
Salaries and employee benefits	13,222	12,537	12,420
Net occupancy expense	5,135	4,702	4,945
Postage	793	808	828
Insurance	1,165	1,097	1,155
Advertising	475	335	357
Office supplies and printing	307	380	329
Telephone	687	713	681
Legal, audit and other professional fees	802	860	957
Expense on foreclosed assets	1,055	439	4,545
Partnership tax credit	1,385	1,165	1,983
Other operating expenses	1,916	1,948	2,067
	26,942	24,984	30,267

Income Before Income Taxes	9,889	7,799	8,555
Provision for Income Taxes	1,495	661	176
Net Income from Continuing Operations	8,394	7,138	8,379

Discontinued Operations
Income from discontinued operations (including gain on
disposal in the three months ended December 31, 2012
of $6,114), net of income taxes	—	359	4,070

Net Income	8,394	7,497	12,449

Preferred Stock Dividends and Discount Accretion	145	144	168

Net Income Available to Common Shareholders	$8,249	$7,353	$12,281

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Earnings Per Common Share
Basic	$0.61	$0.54	$0.90
Diluted	$0.60	$0.54	$0.90
Earnings from Continuing Operations Per Common Share
Basic	$0.61	$0.52	$0.60
Diluted	$0.60	$0.52	$0.60

Dividends Declared Per Common Share	$0.18	$0.18	$0.18

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $827,000 and $782,000 for the quarter ended March 31, 2013, and 2012, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	March 31, 2013(1)	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
	Yield/	Average		Yield/	Average		Yield/
	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.92%	$502,080	$9,543	7.71%	$361,024	$6,260	6.97%
Other residential	4.90	318,489	6,225	7.93	280,733	4,449	6.37
Commercial real estate	5.05	784,490	13,168	6.81	783,164	13,450	6.91
Construction	4.82	207,786	4,408	8.60	258,213	4,810	7.49
Commercial business	5.13	239,231	3,536	6.00	220,708	3,537	6.45
Other loans	6.28	282,032	5,025	7.23	220,392	4,425	8.07
Industrial revenue bonds	5.65	59,618	873	5.94	66,370	966	5.86

Total loans receivable	5.28	2,393,726	42,778	7.25	2,190,604	37,897	6.96

Investment securities	2.68	821,354	4,482	2.21	900,765	6,648	2.97
Other interest-earning assets	0.14	374,012	96	0.10	356,886	132	0.15

Total interest-earning assets	4.15	3,589,092	47,356	5.35	3,448,255	44,677	5.21
Non-interest-earning assets:
Cash and cash equivalents		87,401			77,487
Other non-earning assets		323,698			324,691
Total assets		$4,000,191			$3,850,433

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.26	$1,632,245	1,183	0.29	$1,241,670	2,069	0.67
Time deposits	0.78	1,167,947	2,344	0.81	1,302,867	3,715	1.15
Total deposits	0.47	2,800,192	3,527	0.51	2,544,537	5,784	0.91
Short-term borrowings and repurchase agreements	0.97	259,998	583	0.91	268,603	687	1.03
Subordinated debentures issued to capital trust	1.87	30,929	140	1.84	30,929	159	2.07
FHLB advances	3.08	126,596	974	3.12	178,844	1,274	2.86

Total interest-bearing liabilities	0.63	3,217,715	5,224	0.66	3,022,913	7,904	1.05
Non-interest-bearing liabilities:
Demand deposits		385,458			490,364
Other liabilities		20,964			5,551
Total liabilities		3,624,137			3,518,828
Stockholders’ equity		376,054			331,605
Total liabilities and stockholders’ equity		$4,000,191			$3,850,433

Net interest income:
Interest rate spread	3.52%		$42,132	4.69%		$36,773	4.16%
Net interest margin*				4.76%			4.29%
Average interest-earning assets to average interest-bearing liabilities		111.5%			114.1%
______________
*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield/rate on loans at March 31, 2013 does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended March 31, 2013.